                              CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT (the "Agreement") entered into as of the 1st day of July, 1999, by and among International Steel Associates, Inc., an Arkansas corporation (the "Consultant"), John D. Correnti (the "Executive"), and The United Company, a Virginia corporation (the "Company").

                                    RECITALS

         A. The Company is the lead shareholder of a shareholder group (the "Shareholder Group") which intends to undertake a proxy solicitation (the "Proxy Solicitation") for the election of directors constituting at least a majority of directors of Birmingham Steel Corporation (the "Target").

         B. The Executive is the sole shareholder of the Consultant.

         C. The Company desires to engage the Consultant as a temporary consultant, and the Consultant desires to serve as a temporary consultant for the Company, to perform services for the Company's benefit during the Proxy Solicitation, pursuant to the terms and provisions set forth below.

         D. If the Proxy Solicitation is successful, the Executive will agree to serve as Chairman and Chief Executive Officer of the Target pursuant to the terms and provisions of the form employment agreement attached to this Agreement

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1. Consulting Services. Consultant will provide certain consulting services for the benefit of the Company involving the business and professional knowledge, experience, skills and efforts of the Consultant, as requested from time to time by the Company. The Consultant shall appoint the Executive as its representative responsible for performing such consulting services on behalf of the Consultant. Furthermore, the Executive, as sole shareholder of the Consultant, hereby agrees to cause the Company to perform such consulting services for the benefit of the Company, and agrees to cause the Company to appoint the Executive as the Consultant's representative in connection with the services to be performed hereunder. Company acknowledges that by virtue of Executive's employment by other entities involved in the production of steel products, whether as employee or consultant, Executive has obtained certain knowledge of information of third parties that Executive in good faith might believe that he could not disclose, or use for the benefit of

Company or Target, without breaching a duty to a third party ("Third Party Information"). The Company acknowledges that it is not its intent to require Executive or Consultant to disclose or use any such Third Party Information and agrees that Executive shall have the sole discretion to determine whether information constitutes Third Party Information.

         2. Term. The term of this Agreement shall commence on the date hereof and shall continue until December 31, 1999, unless extended by written agreement, or unless terminated prior to such date pursuant to Section 4 below.

         3. Compensation; Reimbursement.

                  (a) The Company shall pay the Consultant a consulting fee at a rate of Fifty Thousand and No/100 Dollars ($50,000.00) per calender month (or portion thereof), to be paid on a monthly basis. The monthly consulting fee shall be paid to the Consultant regardless of the consulting hours requested by the Company. In addition, the Company shall reimburse the Consultant for all reasonable and appropriate out-of-pocket expenses incurred in carrying out its duties for the Company.

                  (b) The Company shall reimburse the Consultant for reasonable and appropriate legal fees related to negotiation of the Consulting Agreement, and for negotiation of the Option Agreement and the Employment Agreement referred to below. The Company shall also reimburse the Executive and the Consultant for reasonable and appropriate legal fees related to federal and state governmental filings, the Proxy Solicitation, defense of matters subject to the Company's duty to indemnify under Section 5, and other related consultation.

                  (c) The initial monthly fee shall be payable no later than two
(2) business days after execution of this Agreement. Subsequent monthly fees shall be payable no later than the tenth (10th) day of each such month. Reimbursements by Company for Consultant's expenses and attorneys' fees, as provided in this Section 3, shall be payable not more than one a month within fifteen (15) business days after Consultant provides a statement therefor, in reasonable detail and accompanied by receipts or other reasonable evidence of the incurrence of such expenses or fee payment obligations.

         4. Termination. The Agreement may be terminated prior to the term set forth in Section 2 above upon the occurrence of the events described below. Upon such early termination, neither the Company, the Executive, nor the Consultant shall have any further obligation to each other under this Agreement except with respect to (i) the confidentiality provisions of Section 10 below, (ii) the indemnity obligations of Section 5, (iii) any monthly fees earned but not yet paid, including, if not already paid, the obligation to pay the monthly consulting fee for the month in which termination occurs and (iv) the obligation of the Company to reimburse Consultant for expenses and attorneys' fees as provided in Section 3. Termination of this Agreement shall not affect the validity and continuing effect of the Option Agreement referred to in Section 8.

                  (a) The Company may terminate this Agreement at any time after the Proxy Solicitation is announced, but prior to the 1999 annual shareholder meeting of The Target, by providing written notice to the Consultant and the Executive that the Shareholder Group has abandoned the Proxy Solicitation.

                  (b) This Agreement will terminate automatically if a majority in number of the board of directors elected at the 1999 annual shareholder meeting of The Target are not the directors nominated by the Nominating Committee (as defined in Section 5 below) and slated in the Proxy Solicitation.

                  (c) The Executive and the Consultant may terminate this Agreement by written notice to the Company if the Employment Agreement is not adopted by the board of directors of The Target on or before December 31, 1999.

                  (d) This Agreement will automatically terminate upon execution of the Employment Agreement attached hereto as Exhibit A by The Target and the Executive.

                  (e) Either the Executive or the Company may terminate this Agreement upon failure of the Nominating Committee to reach unanimous agreement on the director slate, pursuant to Section 5(a) below, by providing written notice of such failure and the party's intent to terminate this Agreement.

         5. Proxy Matters.

                  (a) The Company, as lead shareholder of the Shareholder Group, agrees to cause the Shareholder Group to include the Executive in the proposed director slate with respect to the Proxy Solicitation, along with James A. Todd and James W. McGlothlin (the designees of the Shareholder Group). These three individuals will serve as a nominating committee (the "Nominating Committee"), which will select the remaining nominees from a list of candidates developed by the Nominating Committee. Each nominee must be approved by all members of the Nominating Committee. Upon the failure of the Nominating Committee to reach unanimous agreement on the director slate, either the Executive or the Company may declare this Agreement terminated, and all parties shall have no further obligations or liability under this Agreement (except with respect to Section 10 below).

                  (b) The Company shall indemnify the Consultant and the Executive from any liability, damage, expenses, or loss incurred by the Consultant and the Executive (to the extent such indemnification is not duplicative) resulting or arising from the Proxy Solicitation, other than a liability, damage, expenses, or loss resulting or arising from information provided by the Consultant or the Executive for inclusion in the Proxy Solicitation or related proxy statement. The Consultant and the Executive shall indemnify the Company from any liability, damage, expenses or loss incurred by the Company resulting or arising from the Proxy Solicitation to the extent that such liability, damage or loss results or arises from information provided by the Consultant or the Executive in writing specifically for inclusion in the Proxy Solicitation or related proxy statement.

                  (c) The Executive shall have the right to review and consent to the form of proxy statement and any other solicitation material or published communication to the extent it describes the Consultant, the Executive ,the Employment Agreement, and any other matter reasonably related to the Consultant's or Executive's interests or potential liability. Company will keep Consultant fully and promptly informed of the strategy for, progress of and responses to the Proxy Solicitation, including the substance of all contacts with shareholders, directors or employees of the Target.

                  (d) The Company shall obtain the Executive's prior consent with respect to all public communications regarding the Consultant's and Executive's participation with the Proxy Solicitation (including this Agreement, the Option Agreement, and the Employment Agreement). Except and until disclosed as required by law (including a good faith determination of disclosure obligations under federal and state securities laws and other applicable laws by the Consultant, the Executive and the Company), the terms of the "Agreement in Principle" entered into by the Company and the Executive on July 16, 1999, this Agreement, the Employment Agreement, and the Option Agreement will be held in confidence by the Company, the Consultant, and the Executive, and no party will make any public announcement about the subject matter, the Proxy Solicitation, or any matter related thereto except by mutual consent.

         6. Non-Exclusive. The Consultant and the Executive may engage in other employment or consulting work, except such other work (a) must not interfere with reasonable demands for services under this Agreement; (b) must not involve any transaction, activity, or group competing with the Proxy Solicitation; and
(c) must not be conducted for any company that produces steel products in the United States that are competitive with products currently sold by the Target.

         7. Employment Agreement If the Proxy Solicitation is successful, the Executive shall enter into an employment agreement with The Target in the form attached hereto as Exhibit A (the "Employment Agreement"); provided, however, such Employment Agreement is approved by the board of directors of The Target on or before December 31, 1999. The Company warrants that the Shareholder Group director designees identified above will vote in favor of adoption of the Employment Agreement.

         8. Option Agreement. This Agreement is contingent upon and subject to the execution of that certain Option Agreement by and between the Company and the Executive dated the date hereof (the "Option Agreement") granting to the Executive an option to purchase 100,000 shares of common stock of the Target owned by Company.

         9. Not an Employee. Until such time as the Employment Agreement is executed by the Target and the Executive, the parties hereto recognize that:

                  (a) the Executive is not an employee of the Company or the Target, and is, therefore, entitled to no employee benefits or other perquisites of employment with the Company or the Target;

                  (b) the Consultant shall for all purposes be deemed an independent contractor and shall be responsible for all taxes and for obtaining any permits or licenses required in order for the Consultant to carry out its obligations under this Agreement; and

                  (c) this Agreement does not authorize the Consultant or the Executive to act as an agent or representative of the Company or the Target or to represent itself as an agent or representative of the Company or the Target, and neither the Consultant nor the Executive is authorized to enter into any contract, make any representation, or do anything that will bind the Company in any manner.

         10. Confidential Information. In the course of providing the services required hereunder, the Consultant and the Executive will have access to confidential financial and business records, data specifications, supplier and customer lists and other proprietary information owned by the Company or any affiliate (collectively the "Companies") and used in the course of their respective businesses, including, without limitation, information of a business or technical nature imparted to or learned by the Consultant or the Executive in the course of providing the consulting services pursuant hereto, irrespective of whether the same have been formally stamped "confidential" (collectively "Proprietary Information"); provided that Proprietary Information shall not include any information that is or becomes in the public domain (unless such disclosure is by Consultant or Executive in breach of this Agreement) or becomes known to the Consultant or the Executive through a person not affiliated with the Company. Except for disclosures required by law, the Consultant and the Executive agree that during the term of this Agreement and for a period of two years immediately following the expiration or termination of this Agreement, neither the Consultant (including any director, officer, employee or agent of Consultant) or the Executive (including any agent of the Executive) shall use, divulge, furnish or make accessible to anyone (other than an authorized representative of any of the Companies) any knowledge or information with respect to Proprietary Information. All records, files, drawings, documents, equipment and the like relating to the business of any of the Companies which the Consultant or the Executive shall prepare, use or come into contact with shall remain the sole property of the Companies. The Consultant and the Executive further agree that upon the expiration or termination of this Agreement it will return to the Companies all tangible property relating to the Proprietary Information of which it has custody, including, but not limited to, all business records, notebooks, documents, drawings, photographs and copies thereof. The Consultant shall be responsible for requiring that all of its directors, officers, employees and agents comply with the terms of this Agreement, and the Executive shall be responsible for requiring that all of his agents comply with the terms of this Agreement, and both shall be liable for any failure of any such person to so comply. The provisions of this paragraph 10 shall survive the expiration or termination of this Agreement for the aforesaid two year period.

         11. Notice. Any notice, report or demand required, permitted or desired hereunder shall be in writing and delivered by certified mail-return receipt requested, Federal Express (or similar courier), telegram, facsimile transmission or receipted hand delivery at the following addresses (or such other addresses designated by proper notice):

         To the Company:                         1005 Glenway Avenue
                                                 Post Office Box 1280
                                                 Bristol, Virginia 24203-1280
                                                 Attn: James W. McGlothlin

                                                 Fax No.: (540) 645-1404

         To the Consultant/ Executive:           808 East Main Street
                                                 Blytheville, Arkansas 72316
                                                 Attn: John D. Correnti

                                                 Fax No.: (870) 762-6655

Any notice actually received shall be deemed to have been properly delivered.

         12. Miscellaneous.

                  (a) Binding Effect and Benefit. All rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, the successors and permitted assigns of the Company and the Consultant and the heirs, executors and personal representatives of the Executive.

                  (b) Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature whatsoever with respect thereto. This Agreement may not be changed except by written instrument duly executed by the parties hereto.

                  (c) Waiver. Waiver by any party of any breach of the terms and conditions of this Agreement, or of any election available to that party hereunder, shall not be deemed to be a waiver of any subsequent breach of any term or condition of this Agreement or a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time, or of the right of the applicable party to make any subsequent election under this Agreement.

                  (d) Severability. If, for any reason, any provision or part thereof, of this Agreement, is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, or any other part of such provision, not held to be invalid or unenforceable, and each such other provision, or part thereof, shall to the full extent consistent with law continue in full force and effect.

                  (e) Governing Law. The validity, performance and enforcement of this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Alabama.

                  (f) Headings. The headings and subheadings appearing in this Agreement are solely for convenience in reference and shall have no effect upon the meaning and construction of this Agreement.

                  (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                  (h) Assignment. The Consultant may not sell, assign, transfer or delegate any right or obligation under this Agreement to any person or entity. The Company may not sell, assign, transfer or delegate any right or obligation under this Agreement to any person or entity.


                       *** SIGNATURES ON FOLLOWING PAGE***

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    THE "COMPANY"

                                    THE UNITED COMPANY





                                    By:  /s/ Wayne L. Bell
                                       -----------------------------------------
                                             Its  Executive Vice President
                                             and General Counsel



                                    THE "CONSULTANT"

                                    INTERNATIONAL STEEL ASSOCIATES, INC.


                                    By:  /s/ John D. Correnti
                                       -----------------------------------------
                                             Its  President



                                    THE "EXECUTIVE"

                                      /s/  John D. Correnti
                                    --------------------------------------------
                                    JOHN D. CORRENTI

                                    EXHIBIT A
                          FORM OF EMPLOYMENT AGREEMENT


                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made by and between Birmingham Steel Corporation, a Delaware corporation (the "Company"), and John
D. Correnti ("Executive") as of ___________, _____. This Agreement is offered by the Company to induce Executive to accept employment. The Company and Executive, each intending to be legally bound by the terms hereof, agree as provided below.


                                   PROVISIONS

1.       Employment Term


         The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions of this Agreement, for an initial five year term running from _______________, to and including ___________, 2004 (the "Initial Term"). The Initial Term shall be extended automatically for successive one year renewal terms (each, a "Renewal Term") unless either party notifies the other in writing no later than 60 days before the expiration of the current term that such party does not wish to extend the term of employment. The employment term under this Agreement is referred to as the "Term."

2.       Offices; Duties; Directorship; Other Activities

         2.1. Offices and Duties. Executive shall serve during the course of his employment as Chairman of the Board and Chief Executive Officer. Executive shall have the duties and authority as are prescribed by the bylaws of the Company for such officers on the date of this Agreement, such other duties and responsibilities as customarily are assigned to the senior executive officer, and such other duties and responsibilities as may be assigned to him by the Company's Board of Directors (the "Board"), provided that such assignments by the Board are customary and appropriate for the senior executive officer of the Company. Executive shall be given such authority as is appropriate to carry out his duties. The Company will not take any action to create an executive office having greater authority over the daily management of the Company than that of the Chief Executive Officer.

         2.2. Service on Board. Executive agrees to serve as a director of the Company during the Term and to serve on such committees of the Board as to which he might be appointed. During the Term of this Agreement, Executive shall report directly to the Board and committees of the Board.

         2.3. Efforts and Other Activities. During the Term, except for periods of vacation and sick leave, personal leave granted by the Board or leave to which Executive is entitled under law, Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company to the extent necessary to discharge his duties under this Agreement.

With the prior approval of the Board, Executive may serve as a director or trustee of other corporations or businesses which do not compete with the Company. Executive also may serve on civic, trade or charitable boards or committees. Executive may invest in real estate for his own account or become a passive partner or a passive stockholder in any corporation, partnership or other venture not in direct competition with the Company. Executive may invest in mutual funds or similar vehicles in which Executive does not direct the investment of funds in particular securities. Executive may deliver lectures, fulfill speaking engagements, or teach at educational institutions, and may manage personal investments, provided that such activities do not materially interfere with the performance of Executive's responsibilities for the Company.

         2.4. Place of Business. Executive's services shall be performed primarily at the Company's headquarters in Birmingham, Alabama.

3.       Compensation and Benefits

         3.1. Base Salary. The Company will pay to Executive a base salary at the rate of $600,000 per year for each year of the Term, subject to increase as provided herein ("Base Salary"). Base Salary will be earned monthly and will be payable in periodic installments in accordance with the Company's customary practices for executive officers. Amounts payable will be reduced by standard withholding and other authorized deductions. The Company shall review Executive's salary at least annually, and the Base Salary will be increased on a basis consistent with increases in salary, if any, for the Company's other senior executives. The Company may increase Executive's Base Salary in any year of the Term but it may not reduce it from the amount applicable in the preceding Term year.

         3.2. Cash Bonus. (a) Executive shall receive during the Term an annual cash bonus ("Bonus") equal to one percent (1%) of "Base Earnings" for each fiscal year, or portion thereof, in the Term (including the fiscal years in which the Term commences and in which it expires). Base Earnings shall be determined from the Company's audited consolidated statement of operations (the "Income Statement") for such fiscal year and shall be a sum equal to (i) the Company's consolidated pre-tax income plus, (ii) the total of all interest charges, (iii) the total of all depreciation and amortization charges, and (iv) the total of all "Extraordinary Charges", all as shown on the Income Statement. "Extraordinary Charges" means all reserves and charges or accruals on the Income Statement arising from extraordinary items, goodwill write-offs and other unusual items.


                  (b) The Bonus for each fiscal year (or portion thereof) in the Term shall be paid in a single payment not later than 30 days after the issuance of the Income Statement by the Company's auditors.


                  (c) The Bonus shall be in lieu of any other cash incentive compensation program offered by the Company to its management employees, unless otherwise provided by the Board or as specifically provided in this Agreement.

         3.3. Inducement Restricted Stock Grant. (a) To induce Executive to accept employment by the Company, the Company hereby grants to Executive 100,000 shares of the Company's common stock, $0.01 par value per share (the "Grant Shares").

                  (b) Stock certificates evidencing the Grant Shares shall be retained by the Company pending release to Executive as provided herein. The Company shall keep such certificates free from all claims and encumbrances other than the Company's rights under this Agreement. In lieu of issuance of certificates for Grant Shares that are subject to forfeiture, the Company may make a "book entry" in the record of stockholders to evidence the ownership of such shares.

                  (c) The Grant Shares shall be subject to forfeiture to the Company if Executive's employment terminates prior to the third anniversary of the date hereof. Subject to the earlier termination of forfeiture restrictions as provided in Section 4, at each of the first and second anniversaries of the date hereof, the forfeiture restrictions applicable to 33,333 Grant Shares shall terminate and such shares shall be transferable and non-forfeitable. Subject to the earlier termination of forfeiture restrictions as provided in Section 4, on the third anniversary of the date hereof, Executive's interest in 33,334 Grant Shares shall be transferable and non-forfeitable. Promptly upon such lapse of restrictions the Company shall deliver, or cause its transfer agent to deliver, a duly executed share certificate for such shares to Executive.

                  (d) Pending forfeiture, Executive will be deemed the record holder of all Grant Shares, whether or not subject to forfeiture, and shall be entitled to all voting rights, distributions and other rights of an owner of the Grant Shares.

                  (e) During the Initial Term of this Agreement, except for participation in the Company's 1995 Stock Accumulation Plan (the "Stock Accumulation Plan"), Executive shall not be eligible to participate in the Company's incentive restricted stock or other stock-based compensation plans applicable to executive employees generally, unless otherwise provided by the Board. After the Initial Term, Executive shall participate in any such plan applicable to senior executives generally.

                  (f) Grant Shares that are subject to forfeiture under this Section may not be transferred by Executive except by will or laws of descent and distribution, and will not be subject in any manner to any other sale, transfer, pledge or other encumbrance, lien or charge (other than to the Company). Grant Shares not subject to forfeiture may be transferred by Executive upon receipt by the Company of an opinion of counsel acceptable to the Company that such shares may be transferred without registration under federal and state securities laws. All certificates for Grant Shares may bear a legend to such effect.

                  (g) The Company will indemnify and hold Executive harmless from any income, employment or other tax liability incurred as a result of the grant or vesting of the Grant Shares.

         3.4. Inducement Grant of Options; Exercise Price. Subject to the terms and conditions set forth herein, the Company hereby grants to Executive options to purchase 1,000,000 shares of

Common Stock at a price per share of $4.88 (the "Exercise Price"), which shall be subject to the terms and conditions provided below (the "Options"). The number of shares subject to the Options, the Exercise Price therefor and other matters resulting from certain transactions shall be adjusted as provided in Exhibit A hereto.

              3.4.1. Exercise of Options.

                     (a) The Options shall be exercisable by the delivery to the Company of a written notice in the form of Exhibit B stating the number of shares to be purchased pursuant to the Options and accompanied by payment in full in accordance with this Agreement, in an amount equal to the Exercise Price per share multiplied by the number of shares to be purchased. The exercise shall be effective upon hand delivery of the exercise notice to the Company or the date of postmark of any exercise notice delivered by mail (the "Exercise Date") provided such payment accompanies the notice of exercise; if not so accompanied, then the Exercise Date shall be the later date on which payment of the Exercise Price is made in accordance with this Agreement.

                     (b) Any exercise of Options by Executive must conform to the Company's insider trading restrictions applicable to directors and officers generally. Any exercise by Executive that may not be made due to such restrictions may be made within the next available exercise period permitted by such restrictions even if the right to exercise Options under this Agreement otherwise has terminated.

                     (c) All Options will expire 10 years from the date hereof (unless an earlier termination date is provided herein).

                     (d) Fractional share interests shall be disregarded, but may be accumulated. No fewer than 5,000 Option shares may be purchased at any one time (subject to appropriate adjustment in accordance with adjustments made pursuant to Exhibit A), unless the number purchased is the total number at the time remaining for purchase under the Options.

              3.4.2. Permitted Consideration. The purchase price of any shares purchased on exercise of a vested Option shall be paid in full at the time of each purchase in one or a combination of the following methods: (i) in cash or by electronic funds transfer; (ii) by check payable to the order of the Company; or (iii) by delivery of shares owned by Executive or vested stock options (whether Options or other stock options) held by Executive (in the case of options, to be valued per option as the difference between the exercise price thereof and the price per share of the stock to which such option pertains, as such stock price is determined below). Any shares (or the value of shares used for determining the value of the options) used to satisfy the Exercise Price of an Option shall be valued (i) if the shares are traded on the New York Stock Exchange, at the closing price as reported by such exchange for the trading day immediately preceding the Exercise Date, (ii) if such shares are not traded on the New York Stock Exchange, but are traded on another national exchange, at the closing price as reported by such exchange for the trading day immediately preceding the Exercise Date, (iii) if the shares are not traded on an exchange but are reported on NASDAQ, then at the closing price as reported on NASDAQ for the trading day immediately preceding the Exercise Date, or (iv) if the shares are not traded on any of the foregoing, then at their fair market value on the Exercise Date as mutually determined by the Board of Directors and Executive (if unable to agree, then determined by arbitration under Section 7. Any shares or options surrendered as payment of the Exercise Price and shall have been owned by Executive or have been vested for at least six months prior to the Exercise Date.

              3.4.3. Vesting. Subject to the acceleration of vesting as provided by this Agreement, a specified number of Executive's Options shall vest and become exercisable on each anniversary of this Agreement if Executive is then employed by the Company. The number of Executive's Options that shall vest and become exercisable at the indicated dates are as follows:


            Date                      Number of Options Vesting
            ----                      -------------------------
                , 2000                         200,000
     -----------
                , 2001                         200,000
     ----------
                , 2002                         200,000
     ----------
                , 2003                         200,000
     ----------
                , 2004                         200,000
     ----------

Early termination of exercise rights and accelerated vesting of unexercised Options shall be as provided in Section 4. The vesting schedule shall be adjusted as appropriate if and as required pursuant to Exhibit A.

              3.4.4. Share Certificates; Shareholder Rights. Upon proper exercise of an Option and payment of the related Exercise Price, the Company shall cause to be issued and delivered to Executive a certificate for the shares issuable upon such exercise. Such certificate shall be deemed to have been issued as of the Exercise Date. Executive shall be deemed to be the holder of record of the shares issuable upon such exercise as of the Exercise Date and the Company agrees to make such entries in its records of shareholders to reflect such status.

              3.4.5. Payment of Taxes. The Company shall pay all documentary stamp taxes, if any, attributable to this Agreement or the issuance of any of the shares or other securities upon the exercise of the Options.

              3.4.6. Reservation of Shares. The Company will reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares, the full number of shares deliverable upon exercise of the Options for the purpose of enabling it to satisfy any obligation to issue shares upon exercise of the Options.

              3.4.7. Representations of the Company; Registration of the Shares. The Company covenants and represents that all shares which may be issued upon the exercise of the options will, upon issuance, be fully paid and nonassessable and free from all taxes (other than withholding taxes on income and wages), liens, charges and security interests with respect to the issue thereof. The Company will in good faith, and as expeditiously as possible, take all action which may be necessary to obtain and keep effective any and all registrations, permits, consents and approvals of governmental agencies and authorities, and will make any and all necessary filings under Federal and State securities laws, or of exchanges or similar markets on which the class of option shares are listed, necessary in connection with the issuance of the options, the exercise of the options, and the issuance, sale, transfer and delivery of shares upon exercise of the options by Executive.

              3.4.8. Non-transferability. Except as provided in Section 4, the Options are exercisable only by Executive. Prior to vesting, the options are non-transferable and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge (other than to the Company), except by operation of law or by will or laws of descent and distribution.

              3.4.9. Company Incentive Option Plans. Unless otherwise provided by the Board, during the Initial Term of the Agreement Executive shall not be eligible to participate in the Company's incentive stock option plans applicable to executive employees generally. After the Initial Term, Executive shall participate in any such plan applicable to senior executives generally.

              3.4.10. Option Share Exercise Record. Executive and the Company shall keep a record of exercise of all Options (the "Option Share Exercise Record").

         3.5. Stock Accumulation Plan. During the Term, Executive shall participate in the Company's Stock Accumulation Plan. In lieu of any contribution required under such plan, and notwithstanding the terms of the plan, Executive will defer or contribute annually from 5% to 20% of his annual Base Salary or Bonus (such amount and sources as Executive may elect), to the Stock Accumulation Plan. Executive's obligations under this section will be reduced, or eliminated, for each applicable deferral period by the aggregate Exercise Price of Options exercised by Executive during such period, but Executive retains the right to make such deferral or contribution under the Stock Accumulation Plan notwithstanding his exercise of Options.

         3.6. Executive Retirement and Compensation Deferral Plan. During the Term, Executive shall participate in the Company's Executive Retirement and Compensation Deferral Plan as a "Group 1 Participant".

         3.7. Other Savings and Retirement Plans. Except as specifically provided herein, Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company.

         3.8. Welfare Benefit Plans. Executive shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company.

         3.9. Severance Plan. Executive shall be entitled to the benefits of the Company's Executive Severance Plan, but without duplication of any such payments.

         3.10. Expenses. (a) For the first two years of the Term of this Agreement, Executive shall be reimbursed for (or at Executive's request, where feasible, the Company shall pay directly) the following special expenses:

                  (i) the costs of an apartment in Birmingham, Alabama, furnishings, parking, utilities and related costs; and

                  (ii) weekly commuting expenses from Executive's residences in Charlotte, North Carolina and Blytheville, Arkansas to and from Birmingham (if Executive uses any aircraft owned or leased by him, the reimbursement rate shall be as agreed by Executive and Company from time to time).

              (b) Reimbursement of Executive's living expenses under subsection
(a) shall be made promptly by the Company upon receipt of request by Executive. Executive's request may be made not more than once per month, and must be accompanied by reasonable documentation evidencing such expenses.

              (c) Executive is encouraged to incur reasonable expenses for promoting the Company's business. Such promotional expenses include travel, entertainment (including memberships in social and athletic clubs), and community service expenses. Executive is encouraged to attend seminars, trade and professional meetings and conventions, and educational courses that are reasonably related to Executive's employment with the Company. The cost of travel, tuition or registration, food, and lodging for attending those activities, and other charges of a type for which executive managers of the Company typically are reimbursed, shall be paid by the Company. Other costs shall be paid by Executive, unless the Company authorizes those costs. Executive also will be entitled to reimbursement for reasonable employment expenses incurred by him during the Term in accordance with the policies, practices and procedures then as in effect generally with respect to other senior executives of the Company. When Executive attends trade, Company or promotional events at which spouses customarily attend, the Company also shall reimburse Executive for expenses arising from the attendance of Executive's spouse.

        3.11. Relocation Expenses.

              (a) The Company shall reimburse the Executive for (i) the amount of brokers' commissions paid in connection with the sale during the Term of Executive's residence in either Charlotte, North Carolina or Blytheville, Arkansas, (ii) broker's commissions payable in connection with Executive's purchase during the Term of a residence in or near Birmingham, Alabama, (iii) moving expenses (including storage) for Executive's goods from Charlotte, North Carolina to either Blytheville, Arkansas or Birmingham, Alabama, and moving expenses (including storage and reasonable travel expenses for Executive and his family) from Blytheville, Arkansas or Charlotte, North Carolina to Birmingham, Alabama. Such reimbursement shall be made with respect to any relocation made during the Term.

              (b) If Executive relocates to Birmingham, Alabama and sells his current residence in Blytheville, Arkansas during the Term, the Company also shall pay to the Executive the amount of any difference between (i) the fair market value (or, if higher, the "Adjusted Cost") of Executive's current residence in Blytheville, Arkansas and (ii) the price paid by the buyer of the residence. For the purposes of this Section, fair market value shall be as determined by the average of three appraisals made by qualified appraisers (the cost of which shall be paid by the Company), and the "Adjusted Cost" shall be the purchase price paid by Executive (or cost of construction pursuant to a construction contract) plus the amount of all improvements made by Executive and evidenced by reasonably satisfactory documentation. In no event shall the Company's obligation under this Section 3.11(b) exceed the Adjusted Cost.

              3.12. Fringe Benefits. Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other executives of the Company.

              3.13. Vacations and Leave.

                    (a) During the Term, at such reasonable times as the Board shall permit, Executive shall be entitled, without loss of pay, to be absent from the performance of his duties under this Agreement. In addition, Executive shall be entitled to annual vacation in accordance with policies established by the Board for executive officers.

                    (b) Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company's policies in effect from time to time, and other personal and family leave as provided by law.

              3.14. Effect of Termination on Restricted Stock Options and Benefits. The obligations of the Company with respect to Grant Shares, Options, other restricted stock or stock options granted to Executive under Company plans or other agreements, and other employee benefits, shall be as provided in
Section 4.

              3.15. Conflict. In the event of any conflict between this Agreement and the terms of any benefit, severance, deferred compensation, incentive or similar plan or agreement in which Executive is or becomes a participant during the Term, the result most favorable to the Executive shall apply unless Executive makes a specific written election otherwise, but Executive shall not be entitled to duplicative payments or benefits.

         4. Termination

              4.1. Change of Control Defined. (a) For the purposes of this Section, the following terms are used as defined below:

                  (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended;

                  (ii) "Voting Securities" means any voting securities of the Company;

                  (iii) "Person" is used as such term is used for purposes of
Section 13(d) or 14(d) of the Exchange Act;

                  (iv) "Beneficial Ownership" is used as such term is used within the meaning of Rule 13d-3 promulgated under the Exchange Act;

                  (v) "Election Contest" is used as described in Rule 14a-11 promulgated under the Exchange Act, including any agreement intended to avoid or settle any Election Contest;

                  (vi) "Proxy Contest" means an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including any agreement intended to avoid or settle any Proxy Contest;

                  (vii) "Incumbent Board" means the individuals who as of the date of this Agreement are members of the Board;

                  (viii) "Subsidiary" means any corporation or other entity with respect to which the Company has the direct or indirect right to vote shares representing 50% or more of the votes eligible to be cast in the election of directors or managers of each such entity;

                  (ix) "Non-Control Acquisition" means an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary") (B) the Company or its Subsidiaries, or (C) any Person in connection with a "Non-Control Transaction";

                  (x) "Non-Control Transaction" means a merger, consolidation or reorganization of the Company where:

                         (A) the stockholders of the Company immediately before
such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of all outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                         (B) the individuals who were members of the Incumbent
Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the voting securities of the Surviving Corporation, and

                         (C) no Person other than (1) the Company or any of its
Subsidiaries, (2) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any of its subsidiaries, or (3) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

              (b) A "Change in Control" shall mean the occurrence during the Term of any one of the following events:

                  (i) An acquisition (other than directly from the Company) of Voting

     Securities by any Person, immediately after which such Person has Beneficial Ownership of more than fifteen percent (15%) of the combined voting power of the Company's then outstanding Voting Securities, but in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition under Section 4.1(a)(ix)(A) or (B) shall not constitute an acquisition which would cause a Change in Control;

                  (ii) The individuals who, as of the date of this Agreement are members of the Incumbent Board, cease for any reason to constitute at least two-thirds of the members of the Board; but if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board, but no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened Election Contest or Proxy Contest;

                  (iii) Approval by stockholders of the Company of a merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a Non-Control Transaction;

                  (iv)  A complete liquidation or dissolution of the Company; or

                  (v) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

              (c) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

         4.2. Termination for Cause. The Company may terminate Executive's employment for Cause. For purposes of this Agreement, a termination of employment is for "Cause" if Executive (i) has been convicted of a felony, (ii) intentionally engaged in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) has refused to attempt to perform his employment duties under this Agreement (other than due to temporary physical or mental incapacity not constituting Permanent Disability) and Executive has not undertaken his employment duties within 5 business days after demand has been made by the Company (but Executive's temporary performance of duties followed by resumption of refusal to perform occurring within 12 months from such demand will not require another demand by the Company). However, no termination of Executive's employment shall be for Cause as set forth in clause
(ii)
or (iii) above until (A) there shall have been delivered to Executive a copy of a written notice setting forth that Executive was guilty of the conduct set forth in clause (ii) or (iii) and specifying the particulars thereof in detail, and (B) Executive shall have been provided an opportunity to be heard by the Board (with the assistance of Executive's counsel if Executive so desires). If within 5 business days of such hearing the Board does not confirm in writing its determination of Cause and the termination of employment of Executive, then the initial notice shall be deemed null and void (subject, however, to Executive's right to treat the initial notice as effective, notwithstanding the Board's failure to confirm termination for Cause, as set forth below). No act, or failure to act, on Executive's part, shall be considered "intentional" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Any action, or failure to act, by Executive in furtherance of a Company objective that the Board (or committee of the Board) approved or of which the Board (or committee of the Board) was aware shall not constitute Cause. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Executive after a notice of termination is given by Executive shall constitute Cause for purposes of this Agreement. If the Company asserts grounds for termination for Cause but withdraws the assertion (or fails to make the confirmation of termination for Cause after hearing, as described above), Executive shall have the option of accepting termination at any time within 30 days of such withdrawal (or within 30 days after the expiration of 5 days after such hearing, as applicable), in which case the termination shall be deemed as having been made by the Company without Cause. A plea of nolo contendere or its equivalent, shall not, of itself, constitute Cause or create a presumption that the Executive's conduct constitutes Cause. Any determination of Cause by the Board will not be binding on the Executive and, if challenged in an action for breach or for injunctive relief, the Company shall retain the burden of proof.

         4.3. Death or Permanent Disability. Executive's employment shall terminate automatically upon Executive's death. If Executive suffers a Permanent Disability (as defined below) which results in an absence from full-time performance of his duties for a period of 180 consecutive days or if longer, such period as is required before Executive is entitled to disability payments under the Company's disability insurance policy covering Executive, the Company shall be entitled to terminate his employment. For purposes of this Agreement, "Permanent Disability" shall mean a physical or mental impairment which substantially limits a major life activity of Executive and which renders Executive unable to perform the essential functions of his position. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Term and prior to the establishment of the Executive's Permanent Disability during which the Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the termination date specified in a notice of termination relating to Executive's Permanent Disability, Executive shall be entitled to return to his position with the Company as set forth in this Agreement, in which event no Permanent Disability of Executive will be deemed to have occurred.

         4.4. Resignation for Good Reason. Executive may resign for "Good Reason." For purposes of this Agreement, "Good Reason" means the resignation of Executive after (i) the Company fails to nominate Executive for election as a director of the Company for re-election upon termination of Executive's initial term or any successive term as director, or if nominated the shareholders of the Company do not elect Executive for such term, (ii) Executive is removed


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

from or not named to serve on the Executive Committee of the Board, except where Executive is also removed as a director for Cause (iii) Executive is removed as a director by the Board or shareholders for reasons other than would constitute Cause, or (iv) the Company, without the consent of Executive, materially breaches this Agreement, Executive notifies the Company in writing of the nature of such material breach and the Company does not correct such material breach within 30 calendar days after its receipt of such notice. The Company agrees that a material breach for purposes of this provision shall include (i) a change in Executive's titles or offices without his consent, (ii) the assignment of Executive of duties that are materially inconsistent with Executive's position or the withdrawal of duties, responsibilities or authority previously granted to Executive, (iii) a change in Executive's principal work location by more than 25 miles from Birmingham, Alabama without his consent (or more than 25 miles from any other principal location previously agreed to by Executive), (iv) failure by the Company to increase Executive's Base Salary in accordance with Section 3.1, or (v) at any time following a Change of Control, the Company fails to maintain any benefit or compensation plans in which the Executive was participating (or fails to provide equivalent plans) or reduces the Executive's benefits under any such plan as in effect immediately prior to the Change of Control, or fails to provide Executive with fringe benefits or the same number of vacation days to which he was entitled immediately prior to the Change of Control. Executive's right to terminate his employment pursuant to this Section shall not be affected by his incapacity due to physical or mental illness.

         4.5. Obligations of the Company Upon Termination.

              4.5.1. Termination for Cause or Resignation Without Good Reason. If Executive is terminated for Cause or if Executive resigns from the Company prior to a Change of Control without Good Reason or resigns after one year from a Change in Control without Good Reason, this Agreement shall terminate without further obligation to Executive other than for the timely payment of: (i) Executive's annual Base Salary through the date of termination to the extent not theretofore paid, any vested Grant Shares, and any unpaid Bonus to which Executive is entitled, on or prior to the date of termination, (ii) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) and accrued vacation pay, and reimbursable expenses incurred under Sections 3.10 and 3.11, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the "Accrued Obligations"), which shall be paid to Executive within 30 days of the termination date. Executive's rights upon termination as described in this section under savings, retirement or similar plans in which Executive is a participant shall be governed by the terms of such plans.

              4.5.2. Termination for Death or Permanent Disability. If Executive's employment is terminated by the Company because of Executive's death or Permanent Disability, this Agreement shall terminate without further obligation to Executive other than for the timely payment to Executive or his estate or beneficiary, as applicable, of (i) the Accrued Obligations, (ii) the payment of a Bonus for the current fiscal year equal to the Bonus paid with respect to the prior fiscal year, prorated for the current fiscal year based on the date of termination, and (iii) payment to Executive of any amounts due pursuant to the terms of any applicable savings and retirement plans and welfare benefit plans.

              4.5.3. Termination by the Company for Other than Cause, Death or Disability; Resignation By Executive for Good Reason or Within One Year After a Change of Control. If the Company terminates Executive's employment for other than Cause, death or Permanent Disability, or if Executive resigns for Good Reason or resigns within one year after a Change of Control without Good Reason, this Agreement shall terminate with the following obligations owed by the Company to Executive: (i) the timely payment of Accrued Obligations, and (ii) the payment of a Bonus for the current fiscal year equal to the Bonus paid with respect to the prior fiscal year, prorated for the current fiscal year based on the date of termination, and (iii) a "Severance Payment" as provided herein. The Severance Payment shall be a lump sum cash payment equal to the largest of the following amounts: (i) a sum equal to (A) $3,000,000 less all Base Salary paid or payable through the date of termination, plus (B) the "Bonus Component" (as defined an computed as set forth below), (ii) the severance payment due to the Executive under the Company's Severance Plan, and (iii) an amount equal to (A) three times the Executive's current Base Salary plus (B) the Bonus Component. For the purposes of this Section, the Bonus Component shall be calculated as follows:

              (i) if Executive's employment terminates on or after January 1, 2003, the Bonus Component shall be an amount equal to three times the average of the Bonus payments payable for the past three fiscal years;

              (ii) if Executive's employment terminates after December 31, 2000 and prior to January 1, 2003, the Bonus Component shall be an amount equal to three times the Bonus payment payable with respect to the fiscal year preceding the year in which employment terminates; and

              (iii) if Executive's employment terminates on or before December 31, 2000, the Bonus Component shall be an amount equal to three times what the Bonus Payment would have been if Executive had been employed by the Company throughout 2000 and a Bonus Payment (calculated in accordance with Section 3.2) had been payable with respect to that year.

              4.5.4. Continuation of Benefits. If Executive's employment is terminated (i) by the Company without Cause, (ii) by the Executive for Good Reason, or (iii) at anytime within one year after a Change of Control except for Cause, Executive shall continue to participate in the Company's pension and welfare benefit plans, until the first anniversary of the termination of Executive's employment (the "Benefit Extension Period"); if Executive is not eligible to participate in any such plan, the Company shall provide him with a substantially equivalent benefit. To the extent a benefit cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or make a cash payment of equivalent value. Executive's rights under such benefit plans during the Benefit Extension Period will be on the same terms as if Executive's employment had continued through the Benefit Extension Period, except that Executive shall cease to accrue all service for purposes of determining his entitlement to, and the amount of, his pension benefits upon the Executive's commencement of receipt of benefits under any of the Company's pension plans and Executive's rights under welfare benefit plans during the Benefit Extension Period shall cease on any earlier date on which Executive becomes eligible for comparable welfare benefits from a subsequent employer. Other than as provided in this Section, Executive's vested right to benefits under the benefit plans and the amount of such benefits shall be determined based on Executive's age and service as though he had remained employed under this Agreement through the Benefit Extension Period. If under any other agreement or plan Executive is entitled to more favorable benefits, or a longer benefit continuation period, than provided hereby, the terms of such agreement or plan shall apply

              4.5.5. Tax Reimbursement. (a) If any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a Change of Control (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment"). The amount of the Gross Payment will be such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by an accounting firm selected by the Company and reasonably acceptable to the Executive, which is designated as one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to the Company and the Executive within five days of the termination date if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this Section 4.5.5 shall be paid by the Company to the Executive within five days of the receipt of the Determination. The existence of the Dispute shall not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Company shall promptly pay to the Executive any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of subsection (c), below.

              (c) Notwithstanding anything contained in this Agreement to the contrary, if according to the Determination an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

       4.5.6. Options and Restricted Stock Rights Upon Termination.

              (a) If Executive's employment terminates under the provisions of
Section 4.5.1, any of Executive's Options that are vested on or prior to the date of termination shall not be forfeited. If Executive is terminated for Cause, such vested Options may be exercised by Executive or by Executive's legal representative or representatives or the persons who become entitled to such property under Executive's will or under the laws of descent and distribution (referred to herein as "Executive's Successors") at any time within the earlier of the date on which such Options otherwise expire and one year from the date of termination of employment, and if Executive resigns prior to a Change of Control or within one year after a Change of Control without Good Reason, such vested Options may be exercised by Executive or Executive's Successors at any time within the earlier of the date on which such Options otherwise expire and two years from the date of termination. Any unvested Grant Shares or Options shall be forfeited.

              (b) If Executive's employment terminates under the provisions of
Section 4.5.2, all unvested Options shall vest immediately upon the date of termination and all of the Executive's unexercised Options may be exercised by Executive or Executive's Successors at any time within one year of termination. All Grant Shares subject to forfeiture at the date of termination under Section
4.5.2 shall no longer be subject to forfeiture and shall be released to Executive or Executive's estate.

              (c) If Executive's employment terminates under the provisions of
Section 4.5.3, all unvested Options shall vest immediately upon the date of termination and all of Executive's unexercised Options may be exercised by Executive or Executive's Successors at any time within five years from the date of termination. All Grant Shares subject to forfeiture at the date of termination shall no longer be subject to forfeiture and shall be released to Executive.

              (d) The vesting and forfeiture, upon termination of Executive's employment, of any restricted stock or options owned by Executive under any Company plan or agreement, and the Executive's rights under any other employee benefit plan or agreement, other than those under Sections 3.3 or 3.4 of this Agreement, shall be governed by the provisions of such plan or other agreement.

5.       Non-Competition; Confidentiality

         5.1. Non-Competition; Non-Solicitation of Customers. At no time during the Term of Executive's employment by the Company or, if Executive is terminated under Section 4.5.3 and the Severance Payment is paid, for a period of 12 months after termination of employment will Executive, directly or indirectly, alone or as an employee, independent contractor or consultant of any type, partner, officer, director, creditor, owner, substantial (i.e., 5.0% or greater) stockholder or holder of any option or right to become a substantial stockholder in or owner of an entity or organization, (i) engage in any business that competes with that of the Company or any subsidiary of the Company, or (ii) solicit or attempt to divert the business of any person or entity that had been a customer of the Company during the two years prior to termination of Executive's employment under this Agreement. For the purpose of this Section 5.1, (i) a business is deemed to "compete" with the Company if such company or other entity has more than 25% of its sales in products that compete with products then being sold by the Company or any subsidiary, or that will compete with products that are then in development by the Company or any subsidiary (as evidenced by the business records of the Company or any subsidiary) for its most recent fiscal year then concluded, and (ii) to "solicit the business" of a customer or former customer of the Company means to attempt to sell or otherwise provide products to such customer that are competitive with products provided by the Company (or competitive with products that are in development by the Company, as described above, at the time of termination of Executive's employment). If Executive remains employed by the Company for the Base Term, this non-competition agreement shall not be in effect as to the Executive following termination of employment.

         5.2. Confidentiality. Except as may be required by Executive's employment by the Company, Executive will not, during his employment and for two years thereafter, intentionally divulge, disclose or communicate to any person, corporation or other entity any material and confidential information concerning the products, services or business of the Company, its subsidiaries, or affiliates. Subject to the foregoing, the information not to be disclosed includes policies, prices, expenses, other financial information, contractual relationships, past or contemplated actions, personnel matters, marketing or sales data and written or oral communications or understandings of any sort of the Company or any customer with which the Company does business. This nondisclosure agreement shall not apply to (i) information that is generally available to the public, unless made public by Executive in breach of this Agreement or (ii) disclosure by Executive pursuant to legal requirement or process (in which case Executive will give prior notice to the Company, to the extent practicable, so that the Company may try to protect its interests).

         5.3. Non-Solicitation of Employees. Executive agrees that during his employment by the Company and for one year following the termination, for any reason, of such employment, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away any person employed by the Company, whether or not such employee is a full-time employee or a temporary employee of the Company and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will.

6.       Indemnification

         (a) In addition to any indemnification required by law, under the Certificate of Incorporation or bylaws of the Company, under a resolution of the Board, under Company policy or under any other agreement between the Company and Executive, the Company shall indemnify and hold Executive harmless, to the fullest extent allowed by law, against:

             (i) expenses, including attorneys' fees, incurred by him in connection with any threatened, pending or completed action, suit or proceeding (including appeals), whether or not brought by or on behalf of the Company or by a third party, and whether civil, criminal, administrative, investigative or arbitrative (a "Proceeding"), seeking to hold him liable by reason of the fact that he is or was acting as an agent, officer or other employee of the Company or as a director of the Company, or he is or was acting in connection with the business of the Company, or he is or was acting at the request of the Company as a director, officer, partner, trustee, employee or agent for any other corporation, partnership, limited liability company, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, and

             (ii) payments for which he is liable or under made by him in satisfaction of any judgment, money decree, fine, tax, penalty or settlement for which he may have become liable with respect to such capacity in any such Proceeding.

Such amounts due from the Company shall include interest from the date of payment by Executive (if paid by Executive) at the "prime rate" as most recently reported in The Wall Street Journal (or a comparable rate if publication of the prime rate is discontinued) (the "Prime Rate") on the date of such payment by Executive (or, if not published on such date, the nearest date on which such rate is published). Notwithstanding the above, Executive shall be entitled to indemnification rights equal to any more favorable rights granted to any director or officer of the Company.

         (b) The Company shall have the burden of proving that the Company is not required to indemnify Executive under this Agreement.

         (c) At the request of Executive, the Company shall, at the option of Executive, pay or advance to Executive the expenses incurred by him, including attorneys' fees in defending a Proceeding for which indemnification is claimed in advance of final disposition, upon receipt of (i) evidence of Executive's obligation and (ii) if then required under the general Corporation Law of the State of Delaware, an undertaking by or on behalf of the Executive to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company against such expenses. The undertaking need not be secured and shall be sufficient without reference to the financial ability of the Executive to make repayment.

         (d) Executive also shall be entitled to recovery of expenses, including attorneys' fees, incurred in connection with enforcement of indemnification rights under this Agreement, plus interest from the date of payment at the Prime Rate as most recently reported in The Wall Street Journal (or a comparable rate if publication of the prime rate is discontinued) on the date of such payment by Executive (or, if not published on such date, the nearest date on which such rate is published).

         (e) Within ten days after receipt of a claim for indemnification under this Agreement, accompanied by evidence of the liability or expense, the Company shall pay the indemnification claim or cause it to be paid unless the Company claims that the indemnification claim is not covered by this Agreement. If the Company believes that the indemnification claim is not covered it shall so advise the Executive in writing within the ten day period.

         (f) Executive shall give notice to the Company promptly and in any event no later than ten days after Executive is served with written notice of any claim against Executive that may give rise to a claim for indemnification under this Agreement. A copy of any documents which have been served upon Executive shall accompany such notice or, where this is not feasible, shall be delivered to the Company as soon as reasonably practicable thereafter.

         (g) Subject to any rights of or duties to any insurer, reinsurer or other third party having liability for any claim made or brought against Executive, the Company shall have the right, at its option, to assume, at its own expense, the control of the defense thereof, including the employment of legal counsel reasonably satisfactory to Executive. If the Company exercises the foregoing right, the Executive shall cooperate with the Company and make available to it all information under the control of the Executive that is relevant to the claim. If the Company decides not to exercise the foregoing right, the Executive, at the request of the Company, shall keep the Company reasonably apprised of the progress of the defense of the claim.

         (h) Nothing herein shall preclude Executive, at his sole discretion and expense, from employing legal counsel of his choosing to participate in the defense of any claim made or brought against him in addition to legal counsel employed by the Company.

         (i) If the Company elects to assume control of the defense of any claim, the Company shall not settle or compromise the claim for or on behalf of Executive without his written consent. However, if the Company receives an offer of settlement or compromise from the other party or parties to the claim in a particular amount or obtains a commitment from such party or parties to accept a compromise or settlement in such amount if offered, and if such settlement or compromise requires only the payment of such amount, the granting of an appropriate release of Executive or similar accommodation, and no other relief, and the Executive refuses to consent thereto and elects to continue to defend the claim, then the extent of the indemnity to which Executive shall be entitled hereunder shall be limited to such amount and the legal fees and expenses that Executive would have been entitled to receive from the Company if such compromise or settlement has been accepted.

7.       Arbitration

         Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, or any failure to reach agreement on the value of the Company's stock as contemplated by Section 3.4.2, shall be submitted to arbitration to be held in Birmingham, Alabama, in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes. All expenses of arbitration, including the arbitrator's fees and expenses, shall be paid entirely by the Company.

8.       Successors

         8.1. This Agreement is personal to Executive and shall not, without the prior written consent of the Company be assignable by Executive.

         8.2. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

9.       Waiver

         No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

10.      Modification

         This Agreement may not be amended or modified other than by written agreement executed by Executive and the Company, with the approval of the Board of Directors.

11.      Savings Clause

         If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12.      Complete Agreement

         This Agreement constitutes and contains the entire agreement and final understanding concerning Executive's employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

13.      Governing Law

         This Agreement shall be deemed to have been executed and delivered within the State of Delaware, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware without regard to principles of conflict of laws.

14.      Construction

         Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The term "including" is illustrative and not exclusive.

15.      Communications

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if deliverable or if mailed by registered or certified mail, postage prepaid, addressed to Executive at the address given by Executive to the Company for payroll and tax reporting purposes, and addressed to the Company at: Birmingham Steel Corporation,1000 Urban Center Drive, Suite 300, Birmingham, Alabama 35242-2516, ATTN: Corporate Secretary

Either party may change the address at which notice shall be given by written notice in the above manner.

16.      Legal Fees and Expenses

         The Company shall pay all legal fees and expenses, if any, incurred by Executive in obtaining, enforcing, or defending any right or benefit provided by this Agreement, if successful in whole or in part (including any settlement), and the reasonable legal fees incurred by Executive in connection with the formation of this Agreement.

17.      Execution

         This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

18.      Survival

         The provisions of Sections 3.3(g), 3.4 (as modified by Section 4.5.6), 3.14, 3.15, 4.5, and 5-18 of this Agreement shall survive termination of Executive's employment or termination of other obligations under this Agreement.

         IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                          -------------------------------------


                                          John D. Correnti




                                          BIRMINGHAM STEEL CORPORATION


ATTEST                                    By:
                                             -----------------------------------

By:                                       Its:
     ----------------------------             ----------------------------------

                        Secretary
     -------------------


[Corporate Seal]

                        Exhibit A to Employment Agreement
            Between Birmingham Steel Corporation and John D. Correnti


                            STOCK OPTION ADJUSTMENTS


A. Generally. The Exercise Price and the number of shares of purchasable upon the exercise of an Option are subject to adjustment from time to time as provided in this Exhibit A as follows:

         (1) If there shall occur any extraordinary dividend or other extraordinary distribution in respect of the shares (whether in the form of cash, shares, other securities, or other property), or any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or there shall occur any other fundamental change or event in respect of the shares or a sale of substantially all the assets of the Company as an entirety, then the Company shall:

             (a) equitably and proportionately adjust (i) the number and type of shares subject to the then outstanding Options, and (ii) the Exercise Price of the Options; or

             (b) in the case of an extraordinary dividend or other distribution, split-up, or spin-off, make an appropriate, equitable provision for a distribution upon exercise of the Options of equivalent value (in property, securities or cash) to the distribution to shareholders; or

             (c) in the case of a merger, combination or other reorganization that the Company does not survive, or in a sale of assets, provide for the substitution or exchange of the Options (or the shares deliverable on exercise of the Options) for a right to acquire the consideration payable to holders of other shares of the Company upon or in respect of such event.

However, in each case described in clauses (a) through (c), above, no such adjustment shall fail to provide, upon a merger or other reorganization or similar event of the type described above that the Company does not legally survive, for a conversion of the Options into a right to acquire consideration at least as favorable to Executive as that distributed or payable upon or in respect of such event in respect of the number of shares as to which the Options is or thereafter may be exercised, with appropriate, proportionate and equitable adjustments to the Exercise Price and any other affected features.

If, in the case of any such event, the stock or other securities or property receivable thereupon by shareholders of the Company includes shares of stock or other securities or property of or from an entity other than a successor legally bound hereby, such other entity shall execute and deliver for the benefit of Executive an agreement to be bound hereby, together with such additional provisions to protect the interests of Executive as the Company shall reasonably consider necessary by reason of the foregoing or as the Company may otherwise provide.

         (2) If Options are not exercised prior to a dissolution of the Company, express provision shall be made in the plan of dissolution or otherwise for the substitution or other settlement of such Options for the payment of the fair value thereof, or upon exercise, for the payment of value equivalent to that paid in the dissolution to the holders of a like number of shares as then are subject to the Options.

         (3) Except as provided herein, adjustments under Section A(1) or (2) of this Exhibit A shall become effective immediately after the record date for the determination of shareholders entitled to receive the applicable rights contemplated thereby.

         (4) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% of the Exercise Price per share, but any adjustments that by reason of this subsection (4) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section A of Exhibit A shall be made to the nearer cent or to the nearer one-hundredth of a share, as the case may be. The Company shall not be required to issue any fractional share, but any fractional share interest shall be paid in cash equal to the fair market value of the applicable percentage of a share in lieu thereof or, at the Company's election, paid in a fractional or whole share.

         (5) The provisions of Section A(1) and (2) of this Exhibit A shall bind Executive to the adjustments or substitutions made by the Company in good faith in accordance with the terms hereof. These provisions also shall apply to any successive recapitalization, reorganization or other change.

B. Notices to Executive.

         (1) Adjustments. Upon any adjustment of the Exercise Price or the number of shares Executive shall be entitled to purchase upon exercise of the Options pursuant to Section A of this Exhibit A, the Company within 20 days thereafter shall (a) mail to Executive (at the address last appearing on the Company's records for such purposes) a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company) setting forth the Exercise Price after such adjustment and the adjusted number of shares (or fraction thereof) purchasable upon exercise of the Options and setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based.

         (2) Distributions; Certain Major Events. If:

             (a) the Company shall declare a dividend (or any other distribution) payable to the holders of shares otherwise than in cash; or

             (b) the Company shall authorize the granting to the holders of shares of rights to subscribe for or purchase any shares of any class or of any other rights; or

             (c) the Company shall authorize any reclassification or change of the shares (other than a subdivision or combination of its outstanding shares), or any reclassification, consolidation, merger or other reorganization to which the Company is a party and for which approval of any shareholders of the Company is required, or the sale or conveyance of all or substantially all the property or business of the Company; or

             (d) there shall be proposed any voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be mailed to Executive, (at the address last appearing on the Company's records for such purposes), at least 20 days prior to the applicable record date or effective date hereinafter specified, by first class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares to be entitled to receive any such rights, warrants or distribution are to be determined, or (ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of shares shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, reorganization, conveyance, transfer, dissolution, liquidation or winding up. If any action referred to in this subsection B(2) requires the approval of holders of shares, the Company shall cause notice of the proposed action and the record date for the determination of holders of shares entitled to vote on such matter to be mailed to Executive (at such address), at least 20 days prior to such record date, by first class mail, postage prepaid. The failure to give any notice required by this subsection B(2) or any defect therein shall not affect the legality of any such reclassification, consolidation, merger, reorganization, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action, but the failure to give any notice will extend the period during which the Options may be exercised by a like number of days and during which the holder is entitled to receive securities or other property, as the case may be, upon exercise of the Options.

                        Exhibit B to Employment Agreement

            Between Birmingham Steel Corporation and John D. Correnti

                           FORM OF EXERCISE OF OPTION

                  (To be executed upon each exercise of Option)

The undersigned hereby irrevocably elects to exercise the right, evidenced by the Employment Agreement dated as of _____, ______ (the "Agreement"), to purchase _______ shares (the "shares") of common stock of Birmingham Steel Corporation and herewith tenders payment in full for such shares as follows:
[check applicable box(es)]

         [ ]   by certified or official bank check payable to the order of
Birmingham Steel Corporation in the amount of $_______________

         [ ]   by electronic funds transfer in the amount of $_______________

         [ ]   by delivery of ____________ shares with a value of $____________
per share, or $____________ in the aggregate, or options for ________ shares having a value (as determined in accordance with such Agreement) of $__________

in accordance with the terms of the Agreement.

Executive requests that a certificate for such shares be registered to Executive and delivered to:

--------------------------------------------------------------------------------


If the number of shares for which exercise is made hereby is less than all of the shares purchasable under the Agreement, Executive represents that he has made (and authorizes the Company to likewise make) notation of the partial exercise and the date hereof on the Option Share Exercise Record as provided by the Agreement.


Dated:
      -------------------------------

-------------------------------------
John D. Correnti

-------------------------------------
Insert Taxpayer I.D. No. of Executive

ACCEPTED BY:


BIRMINGHAM STEEL CORPORATION                         Dated:
                                                           ---------------------

By:
   ---------------------------

Name:
      ------------------------

Title:
      ------------------------

 Notational Record of Exercise:



======================================================================================================================
                 Date                              Number of Shares                        Amount Received
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

======================================================================================================================